UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2020

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)	Identification No.)
16803 Dallas Parkway, Suite 200 Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

_______________________________

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common shares, par value $0.10	TAT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

As previously disclosed, on June 30, 2020, TransAtlantic Petroleum Ltd., a Bermuda exempted company (the “Company”), entered into a non-binding letter of intent for a potential transaction with a group of holders (the “Mitchell Group”) representing approximately 80% of the Company’s outstanding 12.0% Series A Convertible Redeemable Preferred Shares (the “Series A Preferred Shares”). The members of the Mitchell Group are Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), the Alexandria Nicole Mitchell Trust 2005, the Elizabeth Lee Mitchell Trust 2005, the Noah Malone Mitchell Trust 2005, and Stevenson Briggs Mitchell. Longfellow and Dalea are affiliates of the Chairman of the Company’s Board of Directors (the “Board”) and Chief Executive Officer, N. Malone Mitchell 3rd (“Mitchell”).

On August 7, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, TAT Holdco LLC, a Texas limited liability company (“Parent”) controlled by a group of holders (the “Preferred Shareholder Group”) representing 100% of the Company’s outstanding Series A Preferred Shares, and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”). The members of the Preferred Shareholder Group are each member of the Mitchell Group, KMF Investments Partners, LP, West Investment Holdings, LLC, Randall I. Rochman, and Betsy Rochman.

The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Companies Act of 1981 of Bermuda, as amended (the “Companies Act”), the Texas Business Organizations Code (the “TBOC”), and a statutory merger agreement to be entered into between the Company and Merger Sub in a mutually agreed form in accordance with Bermuda law (the “Bermuda Merger Agreement”), the merger of the Company with and into the Merger Sub with the Merger Sub being the surviving entity as a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is consummated, the Company’s common shares, par value $0.10 per share (“Common Shares”), will be delisted from the NYSE American Exchange and Toronto Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as practicable following the effective time of the Merger (the “Effective Time”).

A special committee comprised entirely of independent and disinterested directors of the Board (the “Special Committee”) voted unanimously to recommend to the Board that it, and thereafter the Board (other than Mitchell, Randall I. Rochman, and Jonathon T. Fite) voted unanimously to, (i) approve and declare that the Merger, the Merger Agreement, the Guaranty (as defined below) (collectively, the Merger Agreement and the Guaranty, the “Merger Documents”) and the transactions contemplated by the Merger Documents are procedurally fair to, and advisable and in the best interests of, the Company and its shareholders, including the Company’s unaffiliated shareholders, (ii) declare that the Merger Consideration (as defined below) is fair to, both from a financial point of view and otherwise, advisable and in the best interests of the Company’s shareholders, including the Company’s unaffiliated shareholders, (iii) direct that the adoption of the Merger Agreement and the Bermuda Merger Agreement be submitted to a vote at a special general meeting of the Company convened for that purpose on notice that, in compliance with section 106(2)(b) of the Companies Act, states the fair value per share of the Company as an amount equal to the Merger Consideration (as defined below), (iv) approve the entry into the Bermuda Merger Agreement (subject to approval of the Company’s shareholders) and (v) recommend to the shareholders of the Company that they vote for the adoption of the Merger Agreement and the Bermuda Merger Agreement. Seaport Gordian Energy LLC served as the financial advisor to the Special Committee in connection with the Merger and the Merger Agreement.

Concurrently with the execution and delivery of the Merger Agreement, the members of the Preferred Shareholder Group have entered into a contribution agreement with Parent pursuant to which, subject to the terms and conditions contained therein, such members of the Preferred Shareholder Group committed to transfer, contribute, and deliver all of their Series A Preferred Shares and their pro rata share of additional cash consideration to Parent in exchange for equity of Parent.

Pursuant to the Merger Agreement, at the Effective Time, each of the Company’s issued and outstanding Common Shares (other than the Excluded Shares (as defined below) and Dissenting Shares (as defined below)) will be canceled and will be converted automatically into the right to receive $0.13 in cash, without interest (subject to any applicable withholding tax) (the “Merger Consideration”). Each (i) Common Share owned by the Company or any of its wholly-owned subsidiaries immediately prior to the Effective Time and (ii) Series A Preferred Share owned, directly or indirectly, by Parent, the equity holders of the Parent or any of Parent’s wholly-owned subsidiaries (including Merger Sub) immediately prior to the Effective Time ((i) and (ii) collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares. “Dissenting Shares” are shares of the Company held by a shareholder who does not vote in favor of the Merger, who complies with all of the provisions of the Companies Act concerning the right of holders of Company shares to require appraisal of their Company shares pursuant to Bermuda law, and who is not satisfied that such shareholder has been offered fair value for such shareholder’s shares.

Shareholders of the Company will be asked to vote on the adoption and approval of the Merger Agreement, the Bermuda Merger Agreement, and the transactions contemplated thereby at a special meeting of the Company’s shareholders that will be held on a date to be announced. Consummation of the Merger is subject to customary conditions, including without limitation: (i) the adoption and approval of the Merger Agreement and the Bermuda Merger Agreement by (a) holders of Common Shares by at least 75% of the votes cast and (b) holders of Series A Preferred Shares with at least 75% of the votes cast, in each case at a duly convened meeting of the shareholders of the Company at which a quorum is present (the “Requisite Company Vote”); (ii) the absence of any order enjoining or prohibiting the Merger; and (iii) the receipt of certain consents, approvals, and other authorizations, in each case, required to consummate the Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain material adverse effect qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. In addition, the obligation of Parent to consummate the Merger is subject to (i) no more than ten percent (10%) of the Common Shares owned by shareholders other than the Preferred Shareholder Group being Dissenting Shares and (ii) the non-occurrence of any Company Material Adverse Effect (as defined in the Merger Agreement) from the date of the Merger Agreement to the Effective Time.

The Company has made customary representations and warranties to Parent and Merger Sub in the Merger Agreement. The Company has also entered into certain customary covenants and agreements in the Merger Agreement, including, without limitation, covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger; (ii) the calling and holding of the special meeting of the Company’s shareholders for the purpose of obtaining the Requisite Company Vote; and (iii) the use of its commercially reasonable efforts to cause the Merger to be consummated.

Under the Merger Agreement, the Company is subject to a restriction on its ability to solicit offers or proposals relating to an alternative acquisition proposal or to provide information to or engage in discussions or negotiations with third parties regarding an acquisition proposal. This restriction is subject to certain exceptions that allow the Company to provide information and participate in discussions with respect to an unsolicited written acquisition proposal if the Board (acting through the Special Committee) has determined, after consultation with the Company’s outside legal and financial advisors, that such acquisition proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement ), and that not doing so would be inconsistent with its fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Parent. For example, the Board (acting through the Special Committee) may cause the Merger Agreement to be terminated in response to a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to reimburse Parent for all reasonable, documented out-of-pocket fees and expenses, including reasonable attorney fees, incurred in furtherance of approval and consummation of the transactions contemplated by the Merger Agreement; provided, that in no event shall such reimbursement obligation of the Company exceed $350,000 in the aggregate.

In no event shall the Company be deemed to have breached the interim operating covenants in the Merger Agreement unless the applicable Company action or omission is (i) effectuated by an employee of the Company or any of its subsidiaries outside such employee’s designated scope of authority in the ordinary course of business and without the actual knowledge of Mitchell, or (ii) explicitly approved by a majority of the members of the Board and such action is opposed in writing by Mitchell in his capacity as a manager of Parent. Additionally, none of the Company, Parent, or Merger Sub may rely as a basis for not consummating the Merger on the failure of certain closing conditions, as the case may be, to be satisfied if such failure was caused by (i) such party’s breach of any provision of the Merger Agreement or (ii) with respect to the Parent and Merger Sub only, unless at the specific direction of the Special Committee, actions taken (or omitted to be taken) that are directly authorized, approved, or directed by, or taken (or omitted to be taken) by a Representative (as defined in the Merger Agreement) of the Company or any of its subsidiaries with the actual knowledge of, Mitchell in his capacity as director of the Company, Chairman of the Board, or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of Mitchell shall not be deemed an action directly authorized, approved, or directed by Mitchell).

In connection with the execution of the Merger Agreement, Dalea, an affiliate of Mitchell, has provided the Company with a limited non-recourse guaranty (the “Limited Guaranty”) in favor of the Company guaranteeing certain payment and performance obligations that may be owed by Parent pursuant to the Merger Agreement.

In addition, in connection with the execution of the Merger Agreement, the members of the Preferred Shareholder Group have entered into an agreement (the “Voting Agreement”) pursuant to which such shareholders have agreed to vote in favor of the Merger and the adoption of the Merger Agreement, subject to the limitations set forth in the Voting Agreement. The Voting Agreement will terminate upon the earliest to occur of (i) the mutual written agreement of all parties thereto and (ii) March 31, 2021.

The foregoing summary of the Merger Agreement and the transactions and related agreements contemplated thereby (including the Limited Guaranty) do not purport to be a complete description of all the parties’ rights and obligations under such agreements and is qualified in its entirety by reference to the Merger Agreement and the Limited Guaranty, copies of which are filed as Exhibit 2.1 and Exhibit 10.1 hereto, respectively, and incorporated herein by reference. The Merger Agreement has been attached as an exhibit solely to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, or any of their respective subsidiaries, affiliates, or businesses. The representations, warranties, covenants, and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and security holders should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub, or any of their respective subsidiaries, affiliates, or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in disclosure letters that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the Company, Parent, Merger Sub, or any of their respective subsidiaries, affiliates, or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Loan and Security Agreement

As previously disclosed, on June 30, 2020, the Company entered into a non-binding letter of intent with the Mitchell Group pursuant to which Dalea Investment Group, LLC (the “Lender”), an entity controlled by the Preferred Shareholder Group, would provide a working capital loan to the Company on the terms set forth in a term sheet.

On August 7, 2020, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with the Lender. Pursuant to the Loan Agreement, the Lender committed to lend to the Company an aggregate principal amount of up to $8,000,000 (the “Loan”), $100,000 of which is eligible for draw by the Company upon execution of the Loan Agreement (the “Initial Advance”). Subsequent advances shall be made available by Lender and applied by the Company in accordance with a budget agreed to by the Lender and the Company (the “Budget”) and subject to the other conditions set forth in the Loan Agreement. In addition: (i) after the Initial Advance, the Company shall be entitled to further loan advances only after it has filed with the Securities and Exchange Commission (the “SEC”), the proxy statement related to the Merger, in form and substance reasonably satisfactory to Lender, and only so long as the Company has not withdrawn or ceased to diligently pursue approval thereof; and (ii) after approval of the proxy statement by the SEC, the Company shall be entitled to further loan advances only after it calls and gives notice of a shareholders meeting pursuant to Section 5.5 of the Merger Agreement and only so long as the Company has not withdrawn or ceased to diligently pursue approval of the Merger and the other transactions contemplated by the Merger Agreement pursuant to Section 5.5 of the Merger Agreement. The Company intends to use the proceeds of the Loan to finance the working capital needs of the Company and its subsidiaries in accordance with the Budget.

The outstanding borrowings under the Loan Agreement bear interest at a rate equal to 10% per annum. Principal on the Loan does not amortize and is required to be repaid in full on the maturity date of August 7, 2021. The Loan may be optionally prepaid in whole or in part from time to time without fee, premium, or penalty.

The Company’s obligations under the Loan Agreement are guaranteed by TransAtlantic Petroleum (USA) Corp., a Delaware corporation (“TransAtlantic USA”), and TransAtlantic Worldwide Ltd., a Bahamas international business corporation (“TransAtlantic Worldwide”), each a wholly-owned direct subsidiary of the Company.

The Company’s obligations under the Loan Agreement are secured by all of the Company’s present and future accounts, chattel paper, commercial tort claims, commodity accounts, commodity contracts, contracts receivable, deposit accounts, documents, financial assets, general intangibles, instruments, investment property (including all of the Company’s right, title, and interest in and to all of the capital stock of TransAtlantic USA and TransAtlantic Worldwide), letters of credit, letter of credit rights, payment intangibles, securities, notes receivable, choses of action, security accounts, and security entitlements, now or hereafter owned, held, or acquired.

The Loan Agreement contains various affirmative and negative covenants. The negative covenants limit the Company’s ability to, among other things, incur additional indebtedness, incur additional liens, sell assets, consummate mergers, or consolidations (other than in accordance with the Merger Agreement), make investments, make distributions, or other restricted payments, and enter into, modify, or terminate material agreements. The covenants are subject to exceptions set forth in the Loan Agreement.

The Loan Agreement contains events of default, including non-payment, breach of certain covenants, termination by the Company of the Merger Agreement, invalidity of the Loan Agreement, the guarantees, or other documents entered into in connection with the Loan, cross-default, and bankruptcy; provided however, no event shall cause an event of default under the Loan Agreement (except for certain involuntary bankruptcy events not initiated or supported by Lender) if the actions taken (or omitted to be taken) are directly authorized, approved or directed by, or taken (or omitted to be taken) by an employee or representative of the Company or any of its subsidiaries with the actual knowledge of, Mitchell in his capacity as director of the Company, Chairman of the  Board, or Chief Executive Officer of the Company (for the avoidance of doubt, an action taken by the Company without the actual knowledge of Mitchell shall not be deemed an action directly authorized, approved or directed by Mitchell). The Lender may accelerate all of the indebtedness under the Loan Agreement upon the occurrence and during the continuance of any event of default. The terms and provisions of the Loan Agreement may be amended only with the consent of both the Lender and the Company.

The foregoing summary of the Loan Agreement and the transactions and related agreements contemplated thereby and do not purport to be a complete description of all the parties’ rights and obligations under such agreements and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Farmout Agreement

On August 4, 2020, the Company entered into an agreement (the “Farmout Agreement”) with Longfellow, an affiliate of Mitchell, to farm-out a petroleum license held by TransAtlantic Exploration Mediterranean International Pty Ltd., a wholly owned subsidiary of the Company, for the exploration and production of oil and natural gas resources covering approximately 14,500 total acres in the region of Southeast Turkey (the “License”).

Under the regulatory provisions governing the License, the Company must undertake operations to restore oil production or establish new production, from lands covered by the License on or before December 1, 2020, in order to perpetuate the term of the License past that date. The Company has decided not to undertake such operations and has agreed to farmout the License to Longfellow in accordance with the Farmout Agreement.

Under the terms of the Farmout Agreement, Longfellow has the right to re-enter the Goksu 3H wellbore, sidetrack the wellbore, and deepen the well to test the Bedinan formation, or other formations as encountered. In the event the operations for the Goksu 3H well result in a dry hole, Longfellow is required to reimburse the Company for all actual costs incurred by the Company with plugging the well and restoring the surface drillsite. Thereupon, the Farmout Agreement shall terminate.

In the event the operations for the Goksu 3H ST well result in a commercial producer of oil and/or gas, (i) (x) the Company shall install the appropriate equipment/facilities needed to produce the well and make such necessary arrangements to sell the oil and/or gas produced, utilizing such production contracts as it deems most favorable to maximize the commerciality of the well, and (y) Longfellow is required to reimburse the Company for all costs incurred by the Company to conduct such operations, and (ii) Longfellow shall grant the Company an overriding royalty interest of 5% in all sales of oil and gas from such well and any other wells thereafter drilled or produced on the License. The overriding royalty interest shall bear its share of production/severance taxes, and any gathering, transportation, processing, or marketing fees/costs but none of the well costs.

If completed operations for the Goksu 3H well result in perpetuation of the License, Longfellow is entitled to an assignment of all of the Company’s rights in and to the License, and, upon earning such assignment, Longfellow shall assume all responsibility and liability from the Company as to the License.  The terms of the Farmout Agreement shall apply to any such additional well drilled pursuant thereto in all respects as if such additional well was the Goksu 3H well.  Longfellow shall have the right, at any time after a transfer has been approved pursuant to the provisions of the Farmout Agreement, and upon 30 days written notice, to take over as operator of the License from the Company.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Farmout Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Loan Agreement provided in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 7.01Regulation FD Disclosure

On August 7, 2020, the Company issued a press release announcing the entry into the Merger Agreement and the Loan Agreement. This information is intended to be furnished, rather than filed. Such information, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated as of August 7, 2020, by and among TAT Holdco LLC, TAT Merger Sub LLC, and TransAtlantic Petroleum Ltd.
10.1	Limited Guaranty, dated August 7, 2020, made by Dalea Partners, LP in favor of TransAtlantic Petroleum Ltd.
10.2	Loan and Security Agreement, dated August 7, 2020, by and between TransAtlantic Petroleum Ltd. and Dalea Investment Group, LLC
10.3	Farmout Agreement, dated August 4, 2020, by and between TransAtlantic Petroleum Ltd. and Longfellow Energy, LP
99.1	Press release, dated August 7, 2020, issued by TransAtlantic Petroleum Ltd.

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

Forward-Looking Statements

Certain statements in this report regarding the Merger Agreement and the proposed Merger constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, it does so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement, the inability to obtain the requisite shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, risks that the proposed transaction disrupts current plans and operations, the ability to recognize the benefits of the Merger, and the amount of the costs, fees, and expenses and charges related to the Merger. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q as well as the Schedule 13E-3 transaction statement and the proxy statement to be filed by the Company. The statements in this report speak only as of the date of hereof, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a proxy statement on Schedule 14A. In addition, certain participants in the proposed transaction will prepare and file a Schedule 13E-3 transaction statement that will include the proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This report is not a substitute for the proxy statement, the Schedule 13E-3, or any other document that the Company may file or furnish with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING THE SCHEDULE 13E-3) THAT ARE FILED OR FURNISHED (OR WILL BE FILED OR FURNISHED WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. When available, investors and security holders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed or furnished with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement and Schedule 13E-3 transaction statement relating to the Merger when it is filed with the SEC. Information regarding directors and executive officers, including a description of their direct interests, by security holdings or otherwise, in the Company is contained in the Company’s Definitive Annual Meeting Proxy Statement filed with the SEC on April 20, 2020. You may obtain a free copy of this document as described in under the heading “Additional Information and Where to Find It” above. Investors may obtain additional information regarding the direct and indirect interests of such potential participants in the proposed transaction by reading the proxy statement, Schedule 13E-3 transaction statement, and the other relevant documents filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 7, 2020

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Tabitha Bailey
Tabitha Bailey
Vice President, General Counsel, and Corporate Secretary